Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Heska Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,497,333,884.4	(1)	0.00011020	$165,006.20	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,497,333,884.4
Total Fees Due for Filing				$165,006.20
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$165,006.20

(1)
Aggregate number of securities to which the transaction pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2023 (the “Merger Agreement”), by and among Heska Corporation (“Heska”), Antech Diagnostics, Inc., Helsinki Merger Sub LLC and, solely for purposes of Section 9.15 thereof, Mars, Incorporated, applies:

As of April 26, 2023, the maximum number of shares of public common stock, par value $0.01 per share, to which this transaction applies is estimated to be 12,757,354, which consists of (a) 10,913,754 shares of public common stock (which number includes all vested and unvested shares of restricted stock (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock)) entitled to receive the per share merger consideration of $120.00; (b) 53,661 shares of public common stock underlying restricted stock units (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock units) entitled to receive the per share merger consideration of $120.00, (c) 531,505 shares of public common stock underlying outstanding and unexercised options that have an exercise price that is less than $120.00 (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting options) entitled to receive the per share merger consideration of $120.00 minus any applicable exercise price, (d) 1,079,918 shares of public common stock reserved and available for future issuance in connection with any conversions of Heska’s 3.750% Convertible Senior Notes due 2026, assuming a closing date of June 30, 2023 and a stock price in an amount equal to the per share merger consideration of $120.00, and which may be entitled to receive the per share merger consideration of $120.00, and (e) 178,516 shares of public common stock reserved and available for future issuance under the Heska Corporation 2020 Employee Stock Purchase Plan. As of April 26, 2023, no shares of traditional common stock or preferred stock were issued and outstanding.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 10,913,754 shares of public common stock (which number includes all vested and unvested restricted stock (if applicable, if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock)) and the per share merger consideration of $120.00; (b) the product of 53,661 shares of public common stock underlying restricted stock units (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting restricted stock units), and the per share merger consideration of $120.00; (c) the product of 531,505 shares of public common stock underlying outstanding and unexercised options that have an exercise price that is less than $120.00 (if applicable, assuming performance is calculated in accordance with the Merger Agreement with respect to performance-based vesting options), and $56.88 (which is the difference between the per share merger consideration of $120.00 and the weighted average exercise price of the outstanding and unexercised options that have a per share exercise price that is less than $120.00); (d) the product of 1,079,918 shares of public common stock reserved and available for issuance pursuant to Heska’s 3.750% Convertible Senior Notes due 2026, assuming a closing date of June 30, 2023 and a stock price in an amount equal to the per share merger consideration of $120.00, and the per share merger consideration of $120.00, and (e) the product of 178,516 shares of public common stock reserved and available for future issuance under the Heska Corporation 2020 Employee Stock Purchase Plan, and the per share merger consideration of $120.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.